EXHIBIT 99

                                 [International DisplayWorks, Inc. Logo Omitted]

               International DisplayWorks Approved for Listing on
                          Nasdaq National Market System

        Scheduled to trade under ticker "IDWK" effective February 8, 2005

FOR IMMEDIATE RELEASE

For additional information contact:
Tom Lacey, CEO                              or       Matthew Hayden, President
International DisplayWorks, Inc.                     Hayden Communications, Inc.
(916) 415-0864                                       (843) 272-4653
                                                     matt@haydenir.com

ROCKLIN, Calif., -- February 4, 2005 -- International DisplayWorks, Inc. (IDW) (OTC/BB: IDWK) today announced that the Company has been approved for listing on the Nasdaq National Market System (NMS). The Company is scheduled to begin trading on the NMS on February 8, 2005. The Company will continue to trade under the ticker symbol "IDWK."

"The recent addition of independent directors, coupled with our continued financial performance and strong balance sheet, allowed the Company to qualify for this listing," commented Tom Lacey, International DisplayWorks' Chief Executive Officer. "We believe this listing on the Nasdaq will increase our access to institutional investors and ultimately benefit our shareholders. We are pleased with this announcement, and believe it confirms the success the Company has experienced during the last year."

About International DisplayWorks

International DisplayWorks, Inc. is a manufacturer and designer of high quality liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. IDW operates 410,000 square feet of manufacturing facilities in the People's Republic of China (PRC) and employs approximately more than 2,200 people. Sales offices are located in US, Europe, Hong Kong, Singapore, and China. Copies of IDW's 10-K and other documents as filed with the SEC are available through a link on our web site: www.idwlcd.com.



NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to IDW or its management, including without limitation, IDW and its subsidiaries, are intended to identify such forward-looking statements. IDW's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to IDW's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.

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